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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
CV THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CV THERAPEUTICS, INC.
3172 Porter Drive
Palo Alto, CA 94304

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 7, 2002

TO THE STOCKHOLDERS OF CV THERAPEUTICS, INC.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CV Therapeutics, Inc., a Delaware corporation (the "Company"), will be held on Friday, June 7, 2002, at 9:00 a.m. local time at 3172 Porter Drive, Palo Alto, California for the following purposes:

  1.
  To elect three (3) directors of the Company, each to serve until the 2005 Annual Meeting of Stockholders and until his or her successor has been elected and qualified or until his or her earlier resignation or removal. The Company's Board of Directors has nominated the following persons for election as directors:

    Santo J. Costa                John Groom                Barbara J. McNeil

  2.
  To approve the amendment to the Company's 2000 Equity Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance under such plan by 950,000 shares (from 1,500,000 shares to 2,450,000 shares).

  3.
  To approve the amendment to the Company's Non-Employee Directors' Stock Option Plan to increase the aggregate number of shares of common stock authorized for issuance under such plan by 150,000 shares (from 400,000 shares to 550,000 shares).

  4.
  To ratify the selection of Ernst & Young LLP as the independent auditors of the Company for its fiscal year ending December 31, 2002.

  5.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        The Board of Directors has fixed the close of business on April 8, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Alan C. Mendelson Secretary

Palo Alto, California
April 23, 2002

        All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

CV THERAPEUTICS, INC.
3172 Porter Drive
Palo Alto, CA 94304

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
June 7, 2002

INFORMATION CONCERNING SOLICITATION AND VOTING

General

        The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of CV Therapeutics, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on June 7, 2002, at 9:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 3172 Porter Drive, Palo Alto, California. The Company intends to mail this proxy statement and accompanying proxy card on or about April 23, 2002 to all stockholders entitled to vote at the Annual Meeting. A copy of the Company's Annual Report for the fiscal year ended December 31, 2001 is enclosed with this proxy statement.

Solicitation

        The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company's common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, MacKenzie Partners, Inc. No additional compensation will be paid to directors, officers or other regular employees for such services, but MacKenzie Partners, Inc. will be paid its customary fee, estimated to be $6,000, if it renders solicitation services.

Voting Rights and Outstanding Shares

        Only holders of record of the Company's common stock at the close of business on April 8, 2002 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 8, 2002, the Company had outstanding and entitled to vote 25,768,068 shares of common stock. Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. Shares of common stock may not be voted cumulatively.

        Unless otherwise instructed, shares represented by executed proxies in the form accompanying this proxy statement will be voted "FOR" the election of the nominees of the Board, "FOR" the amendment to the Company's 2000 Equity Incentive Plan (the "Incentive Plan") to increase the aggregate number of shares of common stock authorized for issuance under such plan by 950,000 shares, "FOR" the amendment to the Company's Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to increase the aggregate number of shares of common stock authorized for issuance under such plan by 150,000 shares, and "FOR" the ratification of the selection of Ernst & Young LLP as independent auditors of the Company, and at the proxy holder's discretion, on such other matters, if any, that may come before the Annual Meeting. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. In the event that a broker, bank, custodian, nominee or other record holder of the Company's common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter (a "broker non-vote"), those shares will be counted towards a quorum, but will not be counted for any purpose in determining whether a matter has been approved. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Voting Via the Internet or by Telephone

        Stockholders may vote their shares by telephone or on the Internet. The laws of Delaware, under which the Company is incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder.

        Submitting a proxy via the Internet or by telephone will not affect a stockholder's right to vote in person should he or she decide to attend the Annual Meeting.

        THE TELEPHONE AND INTERNET VOTING PROCEDURES BELOW ARE DESIGNED TO AUTHENTICATE STOCKHOLDERS' IDENTITIES, TO ALLOW STOCKHOLDERS TO GIVE THEIR VOTING INSTRUCTIONS AND TO CONFIRM THAT STOCKHOLDERS' INSTRUCTIONS HAVE BEEN RECORDED PROPERLY. STOCKHOLDERS VOTING VIA THE INTERNET SHOULD UNDERSTAND THAT THERE MAY BE COSTS ASSOCIATED WITH ELECTRONIC ACCESS, SUCH AS USAGE CHARGES FROM INTERNET ACCESS PROVIDERS AND TELEPHONE COMPANIES, THAT MUST BE BORNE BY THE STOCKHOLDER.

  For Shares Registered in Your Name

        Stockholders of record may go to http://www.eproxy.com/CVTX/ to vote on the Internet. They will be required to provide the company number and control number contained on their proxy cards. The voter will then be asked to complete an electronic proxy card. The votes will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Any stockholder using a touch-tone telephone may also vote by calling 1-800-240-6326 (toll-free) and following the recorded instructions.

  For Shares Registered in the Name of a Broker or Bank

        Most beneficial owners whose stock is held in street name receive voting instruction forms from their banks, brokers or other agents, rather than the Company's proxy card.

        A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. If your shares are held in an account with a broker or bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at ADP Investor Communication Services' voting web site at http://www.proxyvote.com.

Revocability of Proxies

        Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by (i) filing with the Secretary of the Company at the Company's principal executive office, 3172 Porter Drive, Palo Alto, California 94304, a written notice of revocation or a duly executed proxy bearing a later date, (ii) casting a later vote via the Internet or by telephone or

(iii) attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

        The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2003 annual meeting of stockholders is the close of business on December 24, 2002. Proposals of stockholders intended to be presented at the Company's 2003 annual meeting of stockholders without inclusion of such proposals in the Company's proxy statement and form of proxy relating to the meeting must be received by the Company no later than the close of business on April 8, 2003.

PROPOSAL 1

ELECTION OF DIRECTORS

        The Company's Amended and Restated Certificate of Incorporation, as amended by Amendment No. 1 dated December 12, 2000, and By-laws provide that the Board shall be divided into three (3) classes, with each class having a three (3)-year term. Except as otherwise provided by law, vacancies on the Board shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, and not by the stockholders, unless the Board determines by resolution that any such vacancies shall be filled by the stockholders. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

        The Board is presently composed of nine (9) members. There are three (3) directors in the class whose term of office expires in 2002. Each of the nominees for election to this class is currently a director of the Company. Barbara J. McNeil, M.D., Ph.D., was previously elected by the stockholders, while Santo J. Costa and John Groom were both appointed by the Board in May 2001 to fill vacancies in this class of directors. If elected at the Annual Meeting, each of the nominees would serve until the 2005 annual meeting and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal.

        Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

        Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for a Three-Year Term Expiring at the 2005 Annual Meeting

        The names of the Board's nominees for election as directors, and certain information about them as of February 28, 2002, are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since
Santo J. Costa	56	Retired Vice Chairman, Quintiles Transnational Corp.	2001
John Groom	63	Director, Elan Corporation, plc	2001
Barbara J. McNeil, M.D., Ph.D	61	Professor of Health Care Policy, Harvard Medical School	1994

        Santo J. Costa has served as a director of the Company since May 2001. Mr. Costa retired as Vice Chairman of Quintiles Transnational Corp. in May 2001. While at Quintiles, Mr. Costa also served as President and Chief Operating Officer from 1994 until 1999. Previously, Mr. Costa served as Senior Vice President, Administration and General Counsel of Glaxo Inc., where he was also a member of the Executive Committee and sat on the company's board of directors. Previously, Mr. Costa was United States area counsel for Merrell Dow Pharmaceuticals. Mr. Costa started his career as food and drug counsel for Norwich/Eaton Pharmaceuticals. Currently, Mr. Costa is the non-executive chairman of ArgoMed Inc., a North Carolina-based device company. Mr. Costa also sits on the boards of directors of NPS Pharmaceuticals, Pilot Therapeutics and several private companies, as well as the Food and Drug Law Institute Advisory Board. Mr. Costa received a B.S. degree in pharmacy and a J.D. from St. John's University.

        John Groom has served as a director of the Company since May 2001. From January 1997 until his retirement in 2001, Mr. Groom served as President and Chief Operating Officer of Elan Corporation, plc. Mr. Groom served as President and Chief Executive Officer and as a director of Athena Neurosciences, Inc. from 1987 until its acquisition by Elan in July 1996. From 1960 until 1985, Mr. Groom was employed by Smith Kline & French Laboratories, the pharmaceutical division of then SmithKline Beckman Corporation. While at Smith Kline & French Laboratories, Mr. Groom held a number of positions, including President of Smith Kline & French International, Vice President, Europe and Managing Director, United Kingdom. Mr. Groom also previously served as Chairman of the International Section of the Pharmaceutical Manufacturers Association. Mr. Groom is a Fellow of the Association of Certified Accountants (UK) and currently serves on the boards of directors of Elan Corporation, plc, Ligand Pharmaceuticals, Inc., Amarin Corporation and Ribozyme Pharmaceuticals, Inc.

        Barbara J. McNeil, M.D., Ph.D., has served as a director of the Company since December 1994. Since 1990, Dr. McNeil has served as the Ridley Watts Professor of Health Care Policy at Harvard Medical School. In addition, since 1988, she has served as the Chair of the Department of Health Care Policy at Harvard Medical School. Since 1983, Dr. McNeil has been a Professor of Radiology at both Harvard Medical School and Brigham and Women's Hospital in Boston. Dr. McNeil holds an M.D. from Harvard Medical School and a Ph.D. in biological chemistry from Harvard University.

The Board Recommends a Vote in Favor of Proposal 1.

Directors Continuing in Office Until the 2003 Annual Meeting

Name of Director	Age	Principal Occupation	Director Since
Louis G. Lange, M.D., Ph.D	53	Chairman of the Board and Chief Executive Officer	1992
R. Scott Greer	43	President and Chief Executive Officer of Abgenix, Inc.	2000
Peter Barton Hutt	67	Partner of the law firm of Covington & Burling	2000

        Louis G. Lange, M.D., Ph.D., was a founder of the Company and has served as Chairman of the Board and Chief Executive Officer of the Company since August 1992. Dr. Lange has served as a trustee on the University of Rochester Board of Trustees since May 1997, a member of the governing body of the Emerging Company Section of the Biotechnology Industry Organization since February 1999, and is on the boards of directors of several private companies. From 1980 to 1992, Dr. Lange served on the faculty of Washington University School of Medicine, including as Chief of Cardiology at Jewish Hospital in St. Louis, Missouri from 1985 to 1992, and as a full Professor of Medicine from 1990 until 1992. Dr. Lange holds an M.D. from Harvard Medical School and a Ph.D. in biological chemistry from Harvard University.

        R. Scott Greer has served as a director of the Company since September 2000. He has served as President and Chief Executive Officer and a director of Abgenix, Inc., a biopharmaceutical company, since June 1996. He became Chairman of the board of directors of Abgenix, Inc. in 2000. From July 1994 to July 1996, Mr. Greer was Senior Vice President of Corporate Development at Cell Genesys, Inc., a biotechnology company. From April 1991 to July 1994, Mr. Greer was Vice President of Corporate Development, and from April 1991 to September 1993, was also Chief Financial Officer of Cell Genesys, Inc. From 1986 to 1991, Mr. Greer held various positions including Director, Corporate Development, at Genetics Institute, Inc., a biotechnology company. Mr. Greer also sits on the boards of directors of Illumina, Inc. and several private companies. Mr. Greer received a B.A. degree in economics from Whitman College and an M.B.A. degree from Harvard University, and is a certified public accountant.

        Peter Barton Hutt has served as a director of the Company since August 2000. Mr. Hutt is a partner in the Washington, D.C. law firm of Covington & Burling, specializing in food and drug law and trade association law. From 1971 to 1975, he was Chief Counsel for the United States Food and Drug Administration. He is a member of the Institute of Medicine of the National Academy of Sciences, and has served on the IOM Executive Committee. Mr. Hutt serves on a wide variety of academic and scientific advisory boards and on the boards of directors of Emisphere Technologies and several private companies. Mr. Hutt has served on the IOM Roundtable for the Development of Drugs and Vaccines Against AIDS, the Advisory Committee to the Director of the National Institutes of Health, the National Academy of Sciences Committee on Research Training in the Biomedical and Behavioral Sciences, the NIH Advisory Committee to Review the Guidelines for Recombinant DNA Research, the National Committee to Review Current Procedures for Approval of New Drugs for Cancer and AIDS established by the President's Cancer Panel of the National Cancer Institute at the request of former President Bush, and five (5) Office of Technology Assessment advisory panels. Mr. Hutt has twice been a councilor of the Society for Risk Analysis and is presently Legal Counsel to the Society as well as the American College of Toxicology. Mr. Hutt earned a B.A. degree from Yale University, an LL.B. from Harvard University and an L.L.M. from New York University.

Directors Continuing in Office Until the 2004 Annual Meeting

Name of Director	Age	Principal Occupation	Director Since
Thomas L. Gutshall	64	Chairman of the Board and Chief Executive Officer of Cepheid Corporation	1994
Kenneth B. Lee, Jr.	54	President of A.M. Pappas & Associates	2002
Costa G. Sevastopoulos, Ph.D	59	Independent Consultant	1992

        Thomas L. Gutshall has served as a director of the Company since December 1994 and as a consultant to the Company since September 1996. Since 1996, Mr. Gutshall has served as the Chief Executive Officer of Cepheid Corporation, a diagnostics company, and he is currently chairman of its board of directors. From January 1995 to September 1996, he served as the Company's President and Chief Operating Officer. From June 1989 until December 1994, Mr. Gutshall served as Executive Vice President at Syntex Corporation, a pharmaceutical and healthcare company. Mr. Gutshall earned a B.S. degree in chemical engineering from the University of Delaware and completed the Executive Marketing Management Program at Harvard Business School.

        Kenneth B. Lee, Jr., has served as a director of the Company since January 2002. Mr. Lee has served as President of A.M. Pappas & Associates, an international life sciences venture development company, since January 2002. From September 1972 to December 2001, Mr. Lee was a partner and employee at Ernst &

Young LLP. While at Ernst & Young LLP, Mr. Lee served as head of their Health Sciences Investment Banking group from 2000 to 2001, as a Transaction Advisor of their Center for Strategic Transactions from 1997 to 2000, and as Co-Chairman of their International Life Sciences Practice from 1995 to 1997. Mr. Lee formerly served on the Emerging Companies Section of the Board of the Biotechnology Industry Organization and on the Board of the California Healthcare Institute. Mr. Lee currently serves on the Board of Advisors of A.M. Pappas & Associates, the Board of Visitors of Lenoir-Rhyne College, the Board of the North Carolina Biotechnology Industry Organization and the Board of Visitors of the Lineberger Cancer Center of the University of North Carolina at Chapel Hill. Mr. Lee received a B.A. degree from Lenoir-Rhyne College and an M.B.A. degree from the University of North Carolina at Chapel Hill, and is a certified public accountant.

        Costa G. Sevastopoulos, Ph.D., has served as a director of the Company since October 1992. Since May 1994, Dr. Sevastopoulos has been an independent consultant and a limited partner of Delphi Ventures I and II, both venture capital partnerships. From April 1988 to April 1994, he served as a general partner of Delphi BioVentures, a venture capital partnership, which he co-founded. Dr. Sevastopoulos currently serves as chairman of the board of directors of Applied Molecular Evolution, Inc., a publicly held biopharmaceutical company, and of Idun Pharmaceuticals, Inc., a privately held biopharmaceutical company. He earned a B.S. degree in physics from the University of Athens, Greece, an M.S. degree in electrical engineering from the California Institute of Technology, an M.B.A. degree from the European Institute of Business Administration in Fontainbleau, France, and a Ph.D. in molecular biology from the University of California at Berkeley.

Board Committees and Meetings

        During the fiscal year ended December 31, 2001, the Board held six (6) meetings. The Board has an Audit Committee and a Compensation Committee. The Board does not have a nominating committee.

        The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements, recommend to the Board the independent auditors to be retained, and receive and consider the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. During the fiscal year ended December 31, 2001, the Audit Committee was composed of three (3) non-employee directors, Messrs. Gutshall and Hutt and Dr. McNeil, and met seven (7) times. In February 2002, Kenneth B. Lee, Jr. was appointed as the fourth non-employee member of the Audit Committee. The Audit Committee for the fiscal year ending December 31, 2002 consists of Messrs. Gutshall, Hutt and Lee and Dr. McNeil, with Mr. Lee serving as Chair.

        The Compensation Committee determines salaries and incentive compensation, awards stock options to executive officers and employees under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. During the fiscal year ended December 31, 2001, the Compensation Committee was composed of three (3) non-employee directors: Messrs. Greer and Groom and Dr. Sevastopoulos. During the fiscal year ended December 31, 2001, the Compensation Committee met two (2) times.

        During the fiscal year ended December 31, 2001, all directors other than Peter Barton Hutt attended at least seventy-five percent (75%) of the meetings of the Board and of the committees on which they served held during the period for which they were a director or committee member, respectively.

PROPOSAL 2

APPROVAL OF THE AMENDMENT TO THE 2000 EQUITY INCENTIVE PLAN TO INCREASE THE SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER

        Stockholders are requested in this Proposal 2 to approve the amendment to the Incentive Plan to increase the aggregate number of shares authorized for issuance under such plan by 950,000 shares (from 1,500,000 to 2,450,000 shares).

        The Board adopted the Incentive Plan in March 2000, and the stockholders approved the Incentive Plan on May 16, 2000. In February 2002, the Board amended and restated the Incentive Plan to (i) disallow the granting of stock bonuses and rights to acquire restricted stock under the Incentive Plan, and (ii) provide that the Board cannot, without the approval of the Company's stockholders, amend any outstanding option granted under the Incentive Plan to reduce its exercise price or cancel and replace any outstanding option with grants having a lower exercise price. These amendments do not require stockholder approval.

        In April 2002, the Board amended and restated the Incentive Plan, subject to stockholder approval, to increase the number of shares of common stock authorized for issuance under the Incentive Plan by 950,000 shares to a total of 2,450,000 shares. The Board adopted this amendment to ensure that the Company can continue to provide stock-based compensation to new and current employees and facilitate the expansion and retention of the Company's employee base. As of February 28, 2002, options (net of canceled or expired options) covering an aggregate of 1,467,829 shares of the Company's common stock had been granted under the Incentive Plan. Only 32,171 shares of common stock (plus any shares that might in the future be returned to the Incentive Plan as a result of cancellations or expiration of options) remained available for future grant under the Incentive Plan. As of February 28, 2002 under the Incentive Plan, (i) the Company has granted options to purchase an aggregate of 932,500 shares of common stock to the Named Executive Officers, as a group (see "Option Grants in Last Fiscal Year", below, for more information on such grants); (ii) the Company has granted options to purchase an aggregate of 1,183,500 shares to its current executive officers, as a group; (iii) the Company has granted options to purchase an aggregate of 318,890 shares to all employees, other than executive officers, as a group; (iv) no options were granted to any non-employee directors (who are compensated under the Directors' Plan), including the three non-employee directors who are nominated for election at the Annual Meeting; and (v) no options had been granted to any associate (as such term is defined in Rule 14a-1) of any executive officer or director of the Company. As of February 28, 2002 under all of the Company's option plans taken as a whole, options covering an aggregate of 3,700,181 shares were outstanding (with a weighted average exercise price of $35.88 and a weighted average remaining term of 8.24 years), and 424,789 shares remained available for future grant. As of April 10, 2002, the closing sale price of the Company's common stock was $33.25 per share.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the amendment to the Incentive Plan increasing the shares of common stock authorized for issuance under such plan by 950,000 shares.

The Board Recommends a Vote in Favor of Proposal 2.

        The essential features of the Incentive Plan are outlined below:

General

        The Incentive Plan provides for the grant of incentive stock options and nonstatutory stock options (collectively "options"). Incentive stock options granted under the Incentive Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the Incentive Plan are not intended to qualify as incentive stock options under the Code. See "Federal Income Tax Information", below, for a discussion of the tax treatment of options.

Purpose

        The Board adopted the Incentive Plan to provide a means by which employees, directors and consultants of the Company and its affiliates may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates.

Administration

        The Board administers the Incentive Plan. Subject to the provisions of the Incentive Plan, the Board has the power to construe and interpret the Incentive Plan and to determine the persons to whom and the dates on which options will be granted, the number of shares of common stock to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration and other terms of the option.

        The Board has the power to delegate administration of the Incentive Plan to a committee composed of not fewer than two (2) members of the Board. In the discretion of the Board, a committee may consist solely of two (2) or more outside directors in accordance with Section 162(m) of the Code or solely of two (2) or more non-employee directors in accordance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended. The Board has delegated administration of the Incentive Plan to the Compensation Committee of the Board. As used herein with respect to the Incentive Plan, the "Board" refers to any committee the Board appoints as well as to the Board itself. The Board also may delegate to a committee of one (1) or more members of the Board who are not outside directors or non-employee directors the power to grant options to persons who are not officers or directors of the Company.

        Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds $1 million. The regulations under Section 162(m) require that the directors who serve as members of the committee must be "outside directors." The Incentive Plan provides that, in the Board's discretion, directors serving on the committee may be "outside directors" within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) current employees of the Company or an affiliate, (ii) former employees of the Company or an affiliate receiving compensation for past services (other than benefits under a tax-qualified pension Incentive Plan), (iii) current and former officers of the Company or an affiliate, (iv) directors currently receiving direct or indirect remuneration from the Company or an affiliate in any capacity (other than as a director), and (v) any other person who is otherwise considered an "outside director" for purposes of Section 162(m). The definition of an "outside director" under Section 162(m) is generally narrower than the definition of a "non-employee director" under Rule 16b-3 of the Exchange Act.

Eligibility

        All of the employees, directors and consultants of the Company and its affiliates are eligible to participate in the Incentive Plan. Incentive stock options may be granted under the Incentive Plan only to employees of the Company and its affiliates. Employees, directors, and consultants of both the Company and its affiliates are eligible to receive nonstatutory stock options. As of February 28, 2002, the Company had one hundred ninety-one (191) employees and nine (9) directors eligible to participate in the Incentive Plan. The Company does not typically grant options to consultants under the Incentive Plan, and as of February 28, 2002, the Company has not granted any options to consultants under the Incentive Plan.

        No incentive stock option may be granted to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than ten percent (10%) of the total combined voting power of the Company or any affiliate of the Company, unless the exercise price is at least one hundred and ten percent (110%) of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five (5) years from the date of grant. Under the Incentive Plan, no incentive stock option may be granted to an employee which, when aggregated with all other incentive stock options granted to that employee by the Company or any parent or subsidiary, would result in shares with an aggregate fair market value (determined on the date of grant) exceeding $100,000 becoming first available for purchase upon exercise of incentive stock options in any calendar year. Any stock options in excess of such amount shall be treated as nonstatutory stock options. In addition, no employee may be granted options under the Incentive Plan covering more than 300,000 shares of common stock during any calendar year.

Stock Subject to the Incentive Plan

        Subject to stockholder approval of this Proposal 2, an aggregate of 2,450,000 shares of common stock are reserved for issuance under the Incentive Plan. If options granted under the Incentive Plan expire or otherwise terminate without being exercised, the shares of common stock not acquired pursuant to such options again become available for issuance under the Incentive Plan. If the Company reacquires unvested stock issued under the Incentive Plan, the reacquired stock will again become available for reissuance under the Incentive Plan for options other than incentive stock options.

Terms of Options

        The following is a description of the permissible terms of options under the Incentive Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

        Exercise Price, Payment.    The exercise price of stock options may not be less than one hundred percent (100%) of the fair market value of the stock subject to the option on the date of the grant and, in some cases (see "Eligibility", above), the exercise price of incentive stock options may not be less than one hundred and ten percent (110%) of such fair market value. The exercise price of options granted under the Incentive Plan must be paid either in cash at the time the option is exercised or, at the Board's discretion, (i) by delivery of other common stock of the Company, (ii) pursuant to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the Board.

        Option Exercise.    Options granted under the Incentive Plan may become exercisable in cumulative increments ("vest") as determined by the Board. The Company generally grants options that vest over four (4) years during the optionholder's employment by, or service as a director or consultant to, the Company or an affiliate (collectively, "service"), although the vesting period of a specific grant may vary. The Board has the power to accelerate the time during which an option may vest or be exercised. In addition, options granted under the Incentive Plan may permit exercise prior to vesting, but in such event the optionholder may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase unvested shares, generally at their exercise price, should the optionholder's service terminate before vesting. To the extent provided by the terms of an option, an optionholder may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionholder, by delivering already-owned common stock of the Company or by a combination of these means.

        Term.    Options under the Incentive Plan have a maximum term of ten (10) years, except in certain cases when the maximum term is five (5) years (see "Eligibility", above). Options under the Incentive Plan generally terminate three (3) months after termination of the optionholder's service unless (i) such termination is due to the optionholder's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within twelve (12) months of such termination; (ii) the optionholder dies before the optionholder's service has terminated, or within three (3) months after termination of such service, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionholder's death) within eighteen (18) months of the optionholder's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. Individual option grants by their terms may provide for exercise within a longer or shorter period of time following termination of service.

        An optionholder's option agreement may provide that if the exercise of the option following the termination of the optionholder's service would be prohibited because the issuance of stock would violate the registration requirements under the Securities Act of 1933, as amended, then the option will terminate on the earlier of (i) the expiration of the term of the option or (ii) three (3) months after the termination of the optionholder's service during which the exercise of the option would not be in violation of such registration requirements.

Restrictions on Transfer

        An optionholder may only transfer an incentive stock option by will or by the laws of descent and distribution. During the lifetime of the optionholder, only the optionholder may exercise an incentive stock option, and nonstatutory stock options are transferable only to the extent permitted by the Board. An optionholder may designate a beneficiary who may exercise the option following the optionholder's death.

Adjustment Provisions

        If any change is made in the stock subject to the Incentive Plan, or subject to any option granted under the Incentive Plan, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, combination or exchange of shares, change in corporate structure or other transaction), the Incentive Plan and outstanding options will be appropriately adjusted in the class(es) and maximum number of shares subject to the Incentive Plan and the class(es), number of shares and price per share of stock subject to outstanding options.

Effect of Certain Corporate Events

        The Incentive Plan provides that, in the event of a dissolution or liquidation of the Company, then all outstanding options shall terminate immediately prior to such event.

        In the event of a Change of Control (as defined below), to the extent permitted by law, any surviving or acquiring corporation may assume any options outstanding under the Incentive Plan or substitute similar options for those outstanding under the Incentive Plan. In the event any surviving or acquiring corporation does not assume such options or substitute similar stock options for those outstanding under the Incentive Plan, then with respect to options held by optionholders whose service has not terminated, the vesting of such options shall accelerate in full, and the options shall terminate if not exercised at or prior to such event. Any other options outstanding under the Incentive Plan shall terminate if not exercised prior to such event.

        In the event of a Change of Control not approved by the Board, each outstanding option under the Incentive Plan shall become fully vested, and the Company's right of repurchase shall lapse with respect to shares received upon exercise of an option prior to full vesting, notwithstanding the terms of the option or any early exercise stock purchase agreement, immediately prior to the consummation of such Change of Control. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

        For purposes of the Incentive Plan, "Change of Control" means: (i) a sale of substantially all of the Company's assets; (ii) a merger or consolidation in which the Company is not the surviving corporation

(other than a merger or consolidation in which stockholders immediately before the transaction have equal or greater stock voting power immediately after the transaction); (iii) a reverse merger in which the Company is the surviving corporation but the shares of common stock outstanding immediately preceding the merger are converted into other property by virtue of the merger (other than a reverse merger in which stockholders immediately before the merger have greater stock voting power immediately after the merger); or (iv) any transaction or series of related transactions in which more than fifty percent (50%) of the Company's voting power is transferred.

No Repricing of Options

        The Incentive Plan does not permit the Board, without stockholder approval, to amend the terms of any outstanding option under the Incentive Plan to reduce its exercise price or cancel and replace any outstanding option with grants having a lower exercise price.

Duration, Amendment and Termination

        Without stockholder approval or ratification, the Board may suspend or terminate the Incentive Plan at any time or from time to time. The Incentive Plan will terminate on March 31, 2010, unless terminated sooner.

        The Board may also amend the Incentive Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary in order for the Incentive Plan to satisfy Section 422 of the Code, Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or any Nasdaq Stock Market or securities exchange listing requirements. The Board may submit any other amendment to the Incentive Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding excluding performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

Federal Income Tax Information

        The following is a general summary under current law of the material federal income tax consequences to us and participants in the Incentive Plan with respect to the grant and exercise of options under the Incentive Plan. The summary does not discuss all aspects of income taxation that may be relevant to an optionholder in light of his or her personal investment circumstances. This summarized tax information is not tax advice. We advise all optionholders to consult their own tax advisor as to the specific tax consequences of participating in the Incentive Plan.

        Incentive Stock Options.    Incentive stock options under the Incentive Plan are intended to be eligible for the favorable tax treatment accorded "incentive stock options" under the Code. There generally are no federal income tax consequences to the optionholder or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionholder's alternative minimum tax liability, if any.

        If an optionholder holds stock acquired through exercise of an incentive stock option for at least two (2) years from the date on which the option is granted and at least one (1) year from the date on which the shares are transferred to the optionholder upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss if the optionholder held the stock for more than one (1) year.

        Generally, if the optionholder disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), then at the time of disposition the optionholder will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or (ii) the optionholder's actual gain, if any, on the purchase and sale. The optionholder's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one (1) year.

        To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

        Nonstatutory Stock Options.    Nonstatutory stock options generally have the following federal income tax consequences:

        There are no tax consequences to the optionholder or the Company by reason of the grant of the nonstatutory stock option. Upon acquisition of the stock, the optionholder normally will recognize taxable ordinary income equal to the excess, if any, of the stock's fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the optionholder elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionholder.

        Upon disposition of the stock, the optionholder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one (1) year. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

PROPOSAL 3

APPROVAL OF THE AMENDMENT TO THE NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN TO INCREASE THE SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER

        Stockholders are requested in this Proposal 3 to approve the amendment to the Directors' Plan to increase the aggregate number of shares of common stock authorized for issuance under such plan by 150,000 shares (from 400,000 shares to 550,000 shares).

        The Board amended and restated the Directors' Plan on September 23, 1996 and the stockholders subsequently approved the plan on October 29, 1996. The Directors' Plan was further amended by the Board in February 2000 to increase the aggregate number of shares of common stock authorized for issuance under the Directors' Plan, which amendment was approved by the stockholders on May 16, 2000. In August 2000, the Board amended and restated the Directors' Plan to increase the number of shares automatically granted to a non-employee director upon his or her initial election to the Board, and to modify the vesting schedule of all initial grants to newly appointed non-employee directors and all annual replenishment grants to existing non-employee directors. These amendments do not require stockholder approval.

        In February 2002, the Board amended and restated the Directors' Plan to (i) permit the exercise of options granted thereunder through the "cashless exercise" program under the Directors' Plan without regard to the number of shares being acquired in connection with such exercise, and (ii) provide that the Board may amend outstanding options under the Directors' Plan, provided that the Board cannot, without the approval of the Company's stockholders, amend any outstanding option granted under the Directors' Plan to reduce its exercise price or cancel and replace any outstanding option with grants having a lower exercise price. These amendments do not require stockholder approval.

        In April 2002, the Board amended and restated the Directors' Plan, subject to stockholder approval, to increase the number of shares of common stock authorized for issuance under the Directors' Plan by 150,000 shares to a total of 550,000 shares. The Board adopted this amendment in order to ensure that the Company can continue to provide stock-based compensation to new and current non-employee directors. As of February 28, 2002, options (net of canceled or expired options) covering an aggregate of 379,665 shares of the Company's Common Stock had been granted under the Directors' Plan. Only 20,335 shares of Common Stock (plus any shares that might in the future be returned to the plan as a result of cancellations or expiration of options) remained available for future grant under the Directors' Plan. As of February 28, 2002, the Company has granted options to purchase an aggregate of 286,000 shares to its current non-employee directors, as a group, and 25,000, 25,000 and 48,500 shares to each of Santo J. Costa, John Groom and Barbara J. McNeil (the non-employee directors nominated for election at the Annual Meeting), respectively. See "Compensation of Directors", below.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the amendment to the Directors' Plan increasing the shares of common stock authorized for issuance under such plan by 150,000 shares.

The Board Recommends a Vote in Favor of Proposal 3.

        The essential features of the Directors' Plan are outlined below:

General; Eligibility

        The Directors' Plan provides for the automatic grant of nonstatutory stock options to non-employee directors of the Company. A "non-employee director" is a director of the Company who is not otherwise an employee of or consultant to the Company or any affiliate of the Company. All of the current directors of the Company, except Dr. Lange, are eligible to participate in the Directors' Plan.

Purpose

        The Board adopted the Directors' Plan to provide non-employee directors of the Company an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling director positions and to incentivize non-employee directors to exert maximum efforts for the success of the Company.

Administration

        The Board administers the Directors' Plan and has the power to construe and interpret the Directors' Plan but not to determine the persons to whom or the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration or the other terms of the option.

        The Board may delegate administration of the Directors' Plan to a committee composed of not fewer than two (2) members of the Board. The Board has delegated administration of the Directors' Plan to the Compensation Committee of the Board. As used herein with respect to the Directors' Plan, the "Board" refers to any committee the Board appoints, as well as to the Board itself.

Stock Subject to the Directors' Plan

        Subject to stockholder approval of this Proposal 3, an aggregate of 550,000 shares of common stock is reserved for issuance under the Directors' Plan. If options granted under the Directors' Plan expire or otherwise terminate without being exercised, the shares of common stock not acquired pursuant to such options again become available for issuance under the Directors' Plan.

Terms of Options

        Automatic Grants.    Pursuant to the terms of the Directors' Plan, each non-employee director is automatically granted options to purchase shares of common stock. Under the terms of the Directors' Plan as in effect since August 2000, each person who becomes a non-employee director for the first time is automatically granted an option to purchase 25,000 shares of common stock upon his or her initial election to the Board. Under the terms of the Directors' Plan as in effect from September 1996 through August 2000, each non-employee director on September 23, 1996 was automatically granted an option to purchase 15,000 shares, and each person who became a non-employee director for the first time thereafter was automatically granted an option to purchase 15,000 shares upon his or her initial election to the Board. In addition, at the annual meeting of the Company's stockholders in 1997 and 1998, each non-employee director was granted an option to purchase 5,000 shares of common stock. At each annual meeting of the Company's stockholders since 1998, each existing non-employee director was granted an option to purchase 7,500 shares of common stock. The Directors' Plan presently provides that each existing non-employee director will receive an option grant to purchase 7,500 shares of common stock at the Annual Meeting and at each annual stockholders meeting thereafter.

        Exercise Price; Payment.    The exercise price of options may not be less than one hundred percent (100%) of the fair market value of the stock subject to the option on the date of the grant, and must be paid either in (i) cash at the time the option is exercised, (ii) by delivery of other common stock of the Company owned by the optionee, held for the period required to avoid a charge to the Company's reported earnings, or (iii) by a combination of the foregoing.

        Option Exercise.    The options granted to each newly elected non-employee director upon his or her initial election to the Board vest at the rate of 1/36th per month over three (3) years from the date of the grant, except that initial option grants made prior to August 2000 vest as to thirty-three and one-third percent (33.33%) of the shares twelve (12) months from the date of grant, and thereafter at the rate of one thirty-sixth (1/36) per month over the next twenty-four (24) months. The options granted each year at the annual meeting of stockholders vest at the rate of 1/12th per month from the grant date, except that options granted each year at the annual meeting of stockholders prior to August 2000 became fully vested one (1) year from the date of grant. Options granted under the Directors' Plan vest only during the optionholder's service as a director of the Company, during any subsequent employment of the optionholder by, and/or service by the optionholder as a consultant to, the Company or an affiliate (collectively, "service"). The Board has the power to accelerate the time during which an option may vest or be exercised. Options granted under the Directors' Plan do not permit exercise prior to vesting. An optionholder must satisfy any federal, state or local tax withholding obligation relating to the exercise of such option before shares of common stock are issued upon exercise of options.

        Term.    Options granted under the Directors' Plan will terminate upon the earlier of (i) ten (10) years after the date of grant and (ii) three (3) months after the date of termination of the optionholder's service, or, if the termination of service is due to the optionholder's death, eighteen (18) months after the date of the optionholder's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution.

Restrictions on Transfer

        The optionholder may not transfer an option otherwise than by will or by the laws of descent and distribution. During the lifetime of the optionholder, an option may be exercised only by the optionholder. An optionholder may designate a beneficiary who may exercise the option following the optionholder's death.

Adjustment Provisions

        If any change is made in the stock subject to the Directors' Plan, or subject to any option granted under the Directors' Plan, without receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction), the Directors' Plan and outstanding options will be appropriately adjusted in the class(es) and maximum number of shares subject to the Directors' Plan and the class(es), number of shares and price per share of stock subject to outstanding options.

Effect of Certain Corporate Events

        In the event of (i) a merger or consolidation in which the Company is not the surviving corporation, (ii) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, or (iii) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged, any surviving corporation, other than the Company, shall assume any options outstanding under the Directors' Plan or shall substitute similar options for those outstanding under the plan or, if the Company is the surviving corporation, such options shall continue in full force and effect.

No Repricing of Options

        The Board may amend outstanding options under the Directors' Plan, provided that an optionholder consents in writing to such amendment to the extent it impairs the optionholder's existing rights, and also provided that the Board cannot, without stockholder approval, amend any outstanding option granted under the Directors' Plan to reduce its exercise price or cancel and replace any outstanding option with grants having a lower exercise price.

Duration, Amendment and Termination

        Without stockholder approval or ratification, the Board may suspend or terminate the Directors' Plan at any time or from time to time. The Directors' Plan will terminate on September 23, 2006, unless terminated sooner.

        The Board may also amend the Directors' Plan at any time or from time to time. However, no amendment that would increase the number of shares reserved for issuance upon exercise of options will be effective unless approved by the stockholders of the Company within twelve (12) months before or after its adoption by the Board.

Federal Income Tax Information

        Options granted under the Directors' Plan generally have the federal income tax consequences of nonstatutory stock options described under "Federal Income Tax Information" in Proposal 2, above.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Board has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2002 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since its inception in 1990. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's By-laws or otherwise; however, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The Board Recommends a Vote in Favor of Proposal 4.

TRANSACTION OF OTHER BUSINESS

        The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of February 28, 2002 by: (i) each stockholder who is known by the Company based on publicly available records to own beneficially more than five percent (5%) of the Company's common stock; (ii) the Company's Chief Executive Officer and its four (4) other most highly compensated executive officers at December 31, 2001 (the "Named Executive Officers"); (iii) each director and nominee for director; and (iv) all directors and executive officers of the Company, as a group. The address for each director and executive officer listed in the table below is c/o CV Therapeutics, Inc., 3172 Porter Drive, Palo Alto, California 94304.

	Shares Beneficially Owned(1)
Beneficial Owner	Number	Percent of Total
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	3,811,892	14.9%
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	2,427,023	9.5%
Biotech Target N.V. De Ruyterkade 62 Willemstad Curacao Netherlands Antilles	1,518,147	5.9%
Kingdon Capital Management, LLC 152 West 57th Street New York, NY 10019	1,293,100	5.1%
Louis G. Lange, M.D., Ph.D.(2)	297,371	1.2%
Brent K. Blackburn, Ph.D.(3)	102,322	*
Santo J. Costa(4)	7,638	*
R. Scott Greer(5)	23,069	*
John Groom(6)	7,638	*
Thomas L. Gutshall(7)	75,866	*
Peter Barton Hutt(8)	23,763	*
Kenneth B. Lee, Jr.(9)	2,083	*
David C. McCaleb(10)	91,887	*
Barbara J. McNeil, M.D., Ph.D.(11)	36,675	*
Costa G. Sevastopoulos, Ph.D.(12)	55,518	*
Daniel K. Spiegelman(13)	97,000	*
Andrew A. Wolff, M.D.(14)	133,913	*
All directors and executive officers as a group (16 persons)(15)	1,204,480	4.7%

*
Represents beneficial ownership of less than one percent (1%).

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within sixty (60) days of the February 28, 2002 date of this table (or April 29, 2002). Except as indicated by footnote, and subject to community property laws where applicable, to the knowledge of the Company, all persons named in the table above have sole voting and investment power with respect to all shares of common stock, shown as beneficially owned by them. Percentage of beneficial ownership is based on 25,524,057 shares of common stock outstanding as of February 28, 2002, adjusted as required by rules promulgated by the Commission. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any shares which such person or persons has the right to acquire within sixty (60) days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Includes 189,999 shares issuable upon the exercise of options as of April 29, 2002. Also includes 351 shares received as matching contributions for 2000 and for 2001 under the Company's 401(k) Plan, 7,500 shares held in The Louis Lange Family Trust and 2,500 shares held by minors in Dr. Lange's household. Dr. Lange disclaims beneficial ownership of the shares held in The Louis Lange Family Trust, except to the extent of his pecuniary interests therein.

(3)
Includes 93,332 shares issuable upon the exercise of options as of April 29, 2002. Also includes an aggregate of 371 shares received as matching contributions for 2000 and for 2001 under the Company's 401(k) Plan.

(4)
Includes 7,638 shares issuable upon the exercise of options as of April 29, 2002.

(5)
Includes 20,069 shares issuable upon the exercise of options as of April 29, 2002.

(6)
Includes 7,638 shares issuable upon the exercise of options as of April 29, 2002.

(7)
Includes 54,875 shares issuable upon the exercise of options as of April 29, 2002. Also includes 17,797 shares held in the Gutshall Family Trust DTD 3-7-90.

(8)
Includes 20,763 shares issuable upon the exercise of options as of April 29, 2002.

(9)
Includes 2,083 shares issuable upon the exercise of options as of April 29, 2002.

(10)
Includes 91,516 shares issuable upon the exercise of options as of April 29, 2002. Also includes an aggregate of 371 shares received as matching contributions for 2000 and for 2001 under the Company's 401(k) Plan.

(11)
Includes 34,175 shares issuable upon the exercise of options as of April 29, 2002.

(12)
Includes 54,875 shares issuable upon the exercise of options as of April 29, 2002.

(13)
Includes 81,977 shares issuable upon the exercise of options as of April 29, 2002. Also includes an aggregate of 371 shares received as matching contributions for 2000 and for 2001 under the Company's 401(k) Plan.

(14)
Includes 128,332 shares issuable upon the exercise of options as of April 29, 2002. Also includes an aggregate of 371 shares received as matching contributions for 2000 and for 2001 under the Company's 401(k) Plan.

(15)
Includes 959,886 shares issuable upon the exercise of options and warrants held by all directors and executive officers as of April 29, 2002. Also includes an aggregate of 2,825 shares received as matching contributions for 2000 and for 2001 under the Company's 401(k) Plan. See footnotes (2)-(14).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the

Company. Officers, directors and greater than ten percent (10%) stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2001, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that in fiscal year 2001 (i) Santo J. Costa filed a late Form 3 reporting his beneficial ownership when he became a director of the Company, (ii) John Groom filed a late Form 3 reporting his beneficial ownership when he became a director of the Company, and (iii) Andrew A. Wolff, M.D. filed a late Form 4 reporting one (1) transaction.

MANAGEMENT

Executive Officers and Key Employees

        The names of the executive officers and key employees of the Company and their ages as of February 28, 2002 are as follows:

Name	Age	Position
Louis G. Lange, M.D., Ph.D	53	Chairman of the Board and Chief Executive Officer
Daniel K. Spiegelman	43	Chief Financial Officer and Senior Vice President
Andrew A. Wolff, M.D.	47	Senior Vice President, Clinical Research and Development
Brent K. Blackburn, Ph.D	41	Senior Vice President, Drug Discovery and Pre-Clinical Development
David C. McCaleb	49	Vice President, Marketing
Richard M. Lawn, Ph.D	55	Vice President, Discovery Research
Patricia Borga Suvari	41	Vice President, General Counsel and Assistant Secretary
Peter M. Strumph	37	Vice President, Operations

        Daniel K. Spiegelman has served as Senior Vice President and Chief Financial Officer for the Company since September 1999. From January 1998 to September 1999, Mr. Spiegelman served as Vice President and Chief Financial Officer for the Company. From 1991 until 1998, Mr. Spiegelman was employed by Genentech, Inc., a biotechnology company, holding the position of treasurer from 1996 to 1998, assistant treasurer from 1992 to 1996, and treasury manager from 1991 to 1992. Mr. Spiegelman holds a B.A. in economics from Stanford University and an M.B.A. from Stanford Graduate School of Business.

        Andrew A. Wolff, M.D., has served as Senior Vice President, Clinical Research and Development for the Company since September 1999. From September 1996 to September 1999, Dr. Wolff served as Vice President, Clinical Research and Development for the Company. From September 1994 to September 1996, Dr. Wolff served as Vice President, Clinical Research for the Company. From 1993 until 1994, Dr. Wolff served as the Executive Director of Medical Research and New Molecules Clinical Programs Leader for Syntex Corporation, a pharmaceutical and healthcare company. From 1990 until 1993, Dr. Wolff served as the Director, Department for Cardiovascular Therapy for Syntex. In addition, from 1992 to 1993, he served as the acting Associate Director for Europe for the Institute for Cardiovascular and Central Nervous System Clinical Research, Maidenhead, England. Since 1988, Dr. Wolff has held an appointment in the Cardiology Division of the University of California, San Francisco, where he is currently an Associate Clinical Professor. He holds an M.D. from the Washington University Medical School.

        Brent K. Blackburn, Ph.D., has served as Senior Vice President, Drug Discovery and Pre-Clinical Development for the Company since January 2002. From June 2000 until January 2002, Dr. Blackburn served as Vice President, Drug Discovery and Pre-Clinical Development for the Company. From September 1997 until June 2000, Dr. Blackburn served as Vice President, Developmental Research for the Company. From 1989 until 1997, Dr. Blackburn served in the Research Department at Genentech, Inc., a biotechnology company. From 1993 to 1997, Dr. Blackburn also served as the project team leader for the oral GPII(b)III(a) antagonist project, a cardiovascular product, in the Development Department at Genentech, Inc. Dr. Blackburn holds a B.S. in chemistry from Texas Christian University and a Ph.D. in chemistry from the University of Texas in Austin.

        David C. McCaleb, has served as Vice President, Marketing for the Company since October 1999. He has served as the Company's senior marketing advisor since 1997. In 1994, Mr. McCaleb founded McCaleb Associates, a private biotechnology consulting firm, and has served as its President since that time. In this capacity, in addition to consulting for the Company, he served as senior marketing advisor to a number of other leading biotechnology companies, including Gilead Sciences, Inc. and Cephalon, Inc. From 1988 until 1994, Mr. McCaleb held several marketing positions at Amgen, Inc., a biotechnology company. From 1986 until 1988, Mr. McCaleb was marketing manager for respiratory pharmaceuticals at Forest Laboratories. Mr. McCaleb held various sales and marketing positions in the cardiology field at Merck & Co. from 1981 until 1986. Mr. McCaleb holds a B.S. and an M.B.A. from Arizona State University and an M.S. in biology from Marquette University.

        Richard M. Lawn, Ph.D., has served as Vice President, Discovery Research for the Company since October 1997. From August 1992 until October 1997, he served on a part-time basis as Vice President, Molecular Cardiology for the Company. From 1990 to 1998, Dr. Lawn also served as a Professor of Medicine at Stanford University School of Medicine. From 1980 until 1990, Dr. Lawn served as a senior scientist and later as a staff scientist at Genentech, Inc., a biotechnology company. Dr. Lawn has been a pioneer in the cloning of genes involved in coagulation and heart disease, including globin genes and genes for anti-hemophilia factor VIII. He was a post-doctoral fellow at the California Institute of Technology and received a B.A. in astronomy from Harvard College and a Ph.D. in molecular, cellular and developmental biology from the University of Colorado.

        Patricia Borga Suvari, J.D., has served as Vice President, General Counsel and Assistant Secretary for the Company since May 2000. From 1991 until 2000, Ms. Suvari was employed by Genentech, Inc., a biotechnology company, holding the positions of Corporate Counsel, Senior Corporate Counsel and Section Corporate Counsel in the legal department. From 1988 until 1991, Ms. Suvari was employed by the law firm Irell & Manella in Los Angeles. Ms. Suvari holds a B.S. in geology and geophysics from Yale College and a J.D. from Harvard Law School.

        Peter M. Strumph has served as Vice President, Operations for the Company since March 2001, and as the Ranolazine Project Lead since October 1997. From June 2000 until March 2001, Mr. Strumph served as Executive Director, Commercial Manufacturing and Operations for the Company. From October 1999 until June 2000, Mr. Strumph served as Senior Director, Marketing for the Company. From October 1997 until October 1999, Mr. Strumph served as Director, Product Development for the Company. From 1994 to 1997, Mr. Strumph was at Biogen, Inc., a biotechnology company, where he served as Manager, Operations Planning and Development. In addition, Mr. Strumph held positions at Bio-Rad Labs and at Miles Laboratories in product development and pharmaceutical manufacturing engineering from 1990 to 1993. Mr. Strumph holds a B.A.S. in systems science and engineering from the University of Pennsylvania and an M.B.A. from the Wharton School.

        See "Election of Directors—Directors Continuing in Office Until the 2003 Annual Meeting", above, for a brief description of the educational background and business experience of Dr. Lange.

EXECUTIVE COMPENSATION

Director Compensation

        The Company's non-employee directors receive $1,000 per meeting of the Board attended and $2,000 for an all-day off-site meeting. Members of the Audit and Compensation Committees also receive $200 for each meeting of the applicable committee attended. Directors may also be reimbursed for reasonable expenses in connection with attendance at Board and committee meetings. Dr. Lange is not separately compensated for his services as a director.

        Each non-employee director of the Company receives stock option grants to purchase shares of common stock under the Directors Plan. Please see Proposal 3, above, for a description of the Directors' Plan.

        During the fiscal year ended December 31, 2001, Santo J. Costa and John Groom were each granted options to acquire 25,000 shares of common stock at an exercise price of $49.00 per share, and options to acquire 7,500 shares at an exercise price of $49.00 per share were granted to each of R. Scott Greer, Thomas L. Gutshall, Peter Barton Hutt, Barbara J. McNeil, M.D., Ph.D. and Costa G. Sevastopoulos, Ph.D.

        Under the terms of a Separation and Consulting Agreement effective September 2, 1996 between the Company and Thomas L. Gutshall, as amended as of December 31, 1998, the Company accepted Mr. Gutshall's resignation as President and Chief Operating Officer effective September 2, 1996, and Mr. Gutshall agreed to continue to serve as a member of the Company's Board and to serve as a consultant to the Company through December 31, 2004. Mr. Gutshall received no compensation under the agreement in the fiscal years ended December 31, 1999, 2000, and 2001.

Compensation of Executive Officers

        The following table sets forth, for the fiscal years ended December 31, 1999, 2000 and 2001, certain compensation awarded or paid to, or earned by, the Named Executive Officers, including salary, bonuses, stock options and certain other compensation:

Summary Compensation Table

								Long-Term Compensation
	Annual Compensation
								Securities Underlying Options(3) (#)
Name and Principal Position	Year	Salary(1) ($)		Bonus ($)		Other Annual Compensation(2) ($)				All Other Compensation ($)
Louis G. Lange, M.D., Ph.D. Chairman of the Board and Chief Executive Officer	1999 2000 2001	296,950 311,250 375,000		110,000 115,000 400,000		30,000 113,750 53,750	(4) (5) (7)	70,000 100,000 250,000	(8)	— 7,651 8,500	(6) (9)
Andrew A. Wolff, M.D. Senior Vice President, Clinical Research and Development	1999 2000 2001	227,500 241,250 260,000		75,000 80,000 175,000		— — —		25,000 50,000 125,000	(8)	— 8,500 8,500	(6) (9)
Daniel K. Spiegelman Chief Financial Officer and Senior Vice President	1999 2000 2001	200,000 220,000 240,000		95,000 80,000 80,000	(10)	— 10,000 10,000	(11) (11)	35,000 50,000 100,000	(8)	— 8,500 8,500	(6) (9)
Brent K. Blackburn, Ph.D. Senior Vice President, Drug Development and Pre-Clinical Development	1999 2000 2001	162,500 183,750 212,000		50,000 80,000 100,000		— 8,000 8,000	(11) (11)	25,000 35,000 110,000	(8)	— 8,500 8,500	(6) (9)
David C. McCaleb Vice President, Marketing	1999 2000 2001	47,500 191,875 205,000	(12)	30,000 50,000 50,000	(13)	— 20,000 20,000	(11) (11)	54,000 12,500 100,000	(8)	149,183 8,500 8,500	(14) (6) (9)

(1)
Includes amounts earned but deferred at the election of the executive, such as salary deferrals under the Company's 401(k) Plan.

(2)
As permitted by rules promulgated by the Securities and Exchange Commission, no amounts are shown for any Named Executive Officer with respect to certain "perquisites" (such as imputed interest on loans at or below market value rates), where such amounts do not exceed the lesser of (i) ten percent (10%) of the sum of the amounts of Salary and Bonus for the Named Executive Officer or (ii) $50,000.

(3)
The Company has awarded no stock appreciation rights. In February 2002, the Board amended and restated the Incentive Plan to disallow the granting of any stock bonuses and rights to acquire restricted stock under such plan.

(4)
Represents mortgage assistance.

(5)
Consists of $20,000 of mortgage assistance and $93,750 in loan amounts forgiven.

(6)
Consists of the Company's matching contribution under its 401(k) Plan for 2000. For 2000, the Company made a discretionary matching contribution to participants in its 401(k) Plan in the form of shares of common stock. All eligible participants in the 401(k) Plan were allocated this matching contribution on January 18, 2001, with the number of shares being allocated to participants' accounts based on the closing price of the common stock on that date ($42.875 per share). Dr. Lange received a matching contribution of 178 shares of common stock (with a value on the allocation date of $7,651 based on the price per share), and each of Dr. Wolff, Mr. Spiegelman, Dr. Blackburn and Mr. McCaleb received a matching contribution of 198 shares of common stock (with a value on the allocation date of $8,500 based on the price per share on such date).

(7)
Consists of $10,000 of mortgage assistance and $43,750 in loan amounts forgiven.

(8)
Because of the timing of approvals of stock option grants, this number covers two (2) years' worth of grants: it includes a grant awarded as part of the Named Executive Officer's compensation package for fiscal year 2001, and grants awarded as part of the Named Executive Officer's compensation package for fiscal year 2002.

(9)
Consists of the Company's matching contribution under its 401(k) Plan for 2001. For 2001, the Company made a discretionary matching contribution to participants in its 401(k) Plan in the form of shares of common stock. All eligible participants in the 401(k) Plan were allocated this matching contribution on January 14, 2002, with the number of shares being allocated to participants' accounts based on the closing price of the common stock on that date ($49.20 per share). Each of Dr. Lange, Dr. Wolff, Mr. Spiegelman, Dr. Blackburn and Mr. McCaleb received a matching contribution of 173 shares of common stock (with a value on the allocation date of $8,500 based on the price per share on such date).

(10)
Consists of $20,000 paid in 1999 as an additional signing bonus after completion of one (1) year of employment and $75,000 based upon Mr. Spiegelman's performance in 1999.

(11)
Consists of loan amounts forgiven.

(12)
Mr. McCaleb commenced employment with the Company in October 1999.

(13)
Consists of a $10,000 signing bonus and $20,000 based upon Mr. McCaleb's performance in 1999.

(14)
Represents amount paid to Mr. McCaleb as a consultant prior to commencing employment with the Company in October 1999.

Option Grants in Last Fiscal Year

        The Company grants options to its executive officers under the Incentive Plan, although in the past, the Company has granted options under its 1992 Stock Option Plan (the "1992 Plan") and its 1994 Equity Incentive Plan (the "1994 Plan") (collectively, the "Plans"). The 1992 Plan and the 1994 Plan terminated on May 16, 2000; however, options outstanding at the time of the termination remain outstanding. As of February 28, 2002, options to purchase 1,004,954 shares were outstanding under the Plans and options to purchase 32,171 shares remained available for grant under the Incentive Plan. The following table sets forth each grant of stock options made during the fiscal year ended December 31, 2001 to each of the Named Executive Officers:

Individual Grants(1)
Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(5)
	Number of Securities Underlying Options Granted(2) (#)		Percentage of Total Options Granted to Employees in Fiscal Year(3) (%)
Name				Exercise Price(4) ($/sh)	Expiration Date
						5% ($)	10% ($)
Louis G. Lange, M.D., Ph.D.	100,000(6 50,000(7 100,000(7	) ) )	5.4 2.7 5.4	44.250 40.610 57.340	01/17/11 11/01/11 12/11/11	2,782,859 1,276,971 3,606,082	7,052,310 3,236,094 9,138,519
Andrew A. Wolff, M.D.	50,000(6 25,000(7 50,000(7	) ) )	2.7 1.4 2.7	44.250 40.610 57.340	01/17/11 11/01/11 12/11/11	1,391,429 638,485 1,803,041	3,526,155 1,618,047 4,569,260
Daniel K. Spiegelman	50,000(6 25,000(7 25,000(7	) ) )	2.7 1.4 1.4	44.250 40.610 57.340	01/17/11 11/01/11 12/11/11	1,391,429 638,485 901,520	3,526,155 1,618,047 2,284,630
Brent K. Blackburn, Ph.D.	50,000(6 25,000(7 35,000(7	) ) )	2.7 1.4 1.9	44.250 40.610 57.340	01/17/11 11/01/11 12/11/11	1,391,429 638,485 1,262,129	3,526,155 1,618,047 3,198,482
David C. McCaleb	50,000(6 25,000(7 25,000(7	) ) )	2.7 1.4 1.4	44.250 40.610 57.340	01/17/11 11/01/11 12/11/11	1,391,429 638,485 901,520	3,526,155 1,618,047 2,284,630

(1)
Each grant listed in this table was granted under the Incentive Plan. See Proposal 2, above, for a description of the terms of options granted under the Incentive Plan.

(2)
Twenty percent (20%) of the option vests one (1) year from the vesting commencement date, with subsequent vesting at a rate of one and two-thirds percent (1.67%) per month for the next twenty four (24) months and three and one-third percent (3.33%) per month for the remaining twelve (12) months. The option expires ten (10) years from the date of grant or earlier in connection with termination of employment.

(3)
Based on an aggregate of options to purchase 1,844,370 shares of the Company's common stock granted to employees and directors of, and consultants to, the Company during the fiscal year ended December 31, 2001, including the Named Executive Officers.

(4)
Under the terms of the Incentive Plan, the exercise price per share equals the fair market value of the common stock on the date of grant, which is defined as the closing price of the common stock on the last market trading day prior to the date of grant.

(5)
The potential realizable value is calculated based on the term of the option at its time of grant, which is ten (10) years. It is calculated assuming that the market price of the Company's common stock on the date of grant appreciates from the date of grant at the indicated annual rate compounded annually for the entire term of the option and the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term.

(6)
This grant was awarded as part of the Named Executive Officer's compensation package for fiscal year 2001.

(7)
These grants were awarded as part of the Named Executive Officer's compensation package for fiscal year 2002.

Aggregate Option Exercises in Fiscal 2001 and December 31, 2001 Option Values

        The following table sets forth the number and value of securities underlying unexercised options held by each of the Named Executive Officers at December 31, 2001:

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at December 31, 2001 Vested/Unvested(2)	Value of Unexercised In-the-Money Options at December 31, 2001 Vested/Unvested ($)(3)
Louis G. Lange, M.D., Ph.D.	72,000	2,890,409	147,665 / 355,335	5,303,077 / 4,237,983
Andrew A. Wolff, M.D.	15,000	543,292	104,165 / 173,335	4,065,205 / 1,918,782
Daniel K. Spiegelman	12,750	603,962	57,143 / 152,335	1,927,573 / 2,105,507
Brent K. Blackburn, Ph.D.	4,000	177,987	73,248 / 145,752	2,813,542 / 1,638,451
David C. McCaleb	0	0	74,791 / 138,309	2,982,262 / 1,932,863

(1)
Value realized is based on the fair market value of the Company's common stock on the date of exercise minus the exercise price (or the actual sales price if the shares were sold by the optionee simultaneously with the exercise) without taking into account any taxes that may be payable in connection with the transaction.

(2)
Reflects shares vested and unvested at December 31, 2001. Certain options granted under the Incentive Plan are immediately exercisable, but are subject to the Company's right to repurchase unvested shares on termination of employment.

(3)
Based on the fair market value of the Company's common stock at December 31, 2001 ($52.02 per share) minus the exercise price of the options.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

        During the fiscal year ended December 31, 2001, the Compensation Committee was composed of R. Scott Greer, John Groom and Costa G. Sevastopoulos, Ph.D. There are and were no interlocking relationships between the Board or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. For a description of transactions between the Company and members of the Compensation Committee and entities affiliated with such members, see "Certain Relationships and Related Transactions."

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION(1)

         The Compensation Committee of the Board reviews and recommends to the Board for approval the Company's executive compensation policies. During the year ended December 31, 2001, the Compensation Committee consisted of non-employee directors R. Scott Greer, John Groom and Costa G. Sevastopoulos, Ph.D. The Compensation Committee annually evaluates the performance, and determines the compensation, of the Company's Chief Executive Officer and the other executive officers based upon a combination of several factors: the Company's accomplishments, individual performance and comparisons with other biotechnology and biopharmaceutical companies. Companies examined for comparative purposes may, but need not include those comprising the Nasdaq Stock Market (U.S.) Index and the Nasdaq Biotechnology Index. The following is the report of the Compensation Committee describing the compensation policies and rationales applicable to the Company's executive officers with regard to the compensation payable to such executive officers for the fiscal year ended December 31, 2001.

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the "1933 Act") or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Compensation Philosophy

        The goals of the Company's compensation policies are to attract and retain the highest quality executives, reward them for achieving the Company's goals and objectives, and to motivate them to contribute to the long-term success and value of the Company for stockholders. Compensation for the Company's executive officers consists of a base salary and potential bonus, as well as potential incentive compensation through stock options and stock ownership. The Company awards cash and stock bonuses pursuant to an incentive bonus plan as set forth below. The Compensation Committee considers the total current and potential long-term compensation of each executive officer in establishing each element of compensation.

Base Salary

        The base salary component is designed to compensate executive officers competitively at levels necessary to attract and retain qualified executives in the pharmaceutical and biotechnology industry. The base salary for each officer is set on the basis of individual performance, the salary levels in effect for comparable positions within the Company's principal competitors, in accordance with published biopharmaceutical and biotechnology compensation survey information and other internal considerations. Based on such surveys, the executive officers' salaries are set in the mid-range compared with other biotechnology and biopharmaceutical companies. As a general matter, the base salary for each executive officer is initially established through negotiation at the time the officer is hired, taking into account such officer's qualifications, experience, prior salary, and competitive salary information. Year-to-year adjustments to each executive officer's base salary are based upon individual performance for the year and changes in the general level of base salaries of persons in comparable positions within the industry.

Bonuses

        All regular employees (including executive officers) of the Company were eligible to receive cash bonuses payable in 2002 based upon individual and corporate accomplishments in 2001. The amounts of such bonuses for executive officers other than the Chief Executive Officer were based upon the recommendation of the Chief Executive Officer, subject to review and approval of the Compensation Committee. The amounts of such bonuses for the Chief Executive Officer were determined by the Compensation Committee. The Company makes determinations with respect to bonuses based upon a subjective assessment of a variety of factors, both individual and corporate. These factors include, in order of importance, the Company's accomplishments in 2001, the individual performance of each executive officer and a comparison with other biotechnology and biopharmaceutical companies. The Company's key accomplishments in 2001 included completing and reporting positive data from the second Phase III clinical trial of the Company's lead product candidate, obtaining additional patent coverage for the Company's lead product candidate, making arrangements necessary to support an anticipated filing for market approval for the Company's lead product candidate, establishing the Company's commercialization infrastructure, continuing to advance the Company's other product candidates through development and clinical testing (including completing and starting various clinical studies), initiating a new clinical program, identifying new molecular targets and maintaining adequate capital to fund the Company's operations.

Long-Term Incentives

        The Compensation Committee provides the Company's executive officers with long-term incentive compensation through grants of stock options. The Compensation Committee believes that stock options provide the Company's executive officers with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Company's common stock. The Compensation Committee believes that stock options directly motivate executives to maximize long-term stockholder value. The options also utilize vesting periods (generally four (4) years) that encourage key executives to continue in the employ of the Company. All options granted to executive officers to date have been granted with exercise prices equal to the fair market value of the Company's common stock on the date of grant. The Compensation Committee considers the grant of each option subjectively, considering factors such as the Company's annual accomplishments, individual performance of the executive officer and the past and anticipated future contribution of the executive officer to the attainment of the Company's long-term strategic performance goals. Long-term incentives granted in prior years, including the number of unvested options, are also taken into consideration. Consistent with these policies, the Compensation Committee granted options to purchase an aggregate of 907,500 shares of common stock to eight (8) executive officers during 2001.

Chief Executive Officer Compensation

        The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. In 2001, Louis G. Lange received a base salary of $375,000. Dr. Lange's salary was determined on the basis of discussions among members of the Compensation Committee with due regard for his qualifications, experience, prior salary, and competitive salary information. Dr. Lange's base salary for 2001 was established in part by comparing the base salaries of chief executive officers at other biotechnology and pharmaceutical companies of similar size. In awarding stock options, the Compensation Committee considered Dr. Lange's performance, the overall contribution to the Company and the Company's accomplishments, the number of unvested options and total number of options to be granted. In 2001, Dr. Lange received options to purchase 250,000 shares of common stock which, because of the timing of approvals of stock option grants, covers two (2) years' worth of grants. In addition, Dr. Lange received a cash bonus of $400,000 in 2002 which was paid for his performance during 2001. Dr. Lange also received $10,000 in mortgage assistance and forgiveness of $43,750 of indebtedness. See "Certain Relationships and Related Transactions," below. As with other executive officers, total compensation was based, in part, on the Company's accomplishments and Dr. Lange's contribution, including completing and reporting positive data from the second Phase III clinical trial of the Company's lead product candidate, obtaining additional patent coverage for the Company's lead product candidate, making arrangements necessary to support an anticipated filing for market approval for the Company's lead product candidate, establishing the Company's commercialization infrastructure, continuing to advance the Company's other product candidates through development and clinical testing (including completing and starting various clinical studies), initiating a new clinical program, identifying new molecular targets and maintaining adequate capital to fund the Company's operations.

Section 162(m)

        The Board has considered the potential effect of Section 162(m) of the Internal Revenue Code of 1996, as amended, on compensation paid to the Company's executive officers. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1,000,000 in any taxable year for each of the Named Executive Officers in the proxy statement. Compensation above $1,000,000 may be deducted if it is "performance-based compensation." The Compensation Committee has determined that, where practical, stock options granted to executive officers under the Company's stock plans with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant shall be treated as "performance-based compensation," provided, however, that options to purchase common stock granted to certain executive officers in 1997 may not be eligible for such treatment.

        From the 2001 members of the Compensation Committee of the Board of the Company:

R. Scott Greer John Groom Costa G. Sevastopoulos, Ph.D.

REPORT OF THE AUDIT COMMITTEE(2)

(2)
The material in this report is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

        The Audit Committee is composed of independent directors and operates under a written charter adopted by the Board. During the fiscal year ended December 31, 2001, the members of the Audit Committee were Thomas L. Gutshall, Peter Barton Hutt and Barbara J. McNeil, M.D., Ph.D. The current members of the Audit Committee are Thomas L. Gutshall, Peter Barton Hutt, Kenneth B. Lee, Jr. and Barbara J. McNeil, M.D., Ph.D. The Audit Committee recommends to the Board, subject to stockholder ratification, the selection of the Company's independent accountants.

        Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the matters required to be discussed by Statements on Auditing Standards No. 61 (Communications with Audit Committees) and No. 90 (Audit Committee Communications) with the independent accountants.

        The Company's independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

        Based upon the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

        Audit Fees.    The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $111,900.

        Financial Information Systems Design and Implementation Fees.    There were no fees billed by Ernst & Young LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

        All Other Fees.    The aggregate fees billed by Ernst & Young LLP for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended December 31, 2001 were $359,016, including $232,011 for consulting services related to the review and selection of the Company's enterprise resource planning software vendor, $119,600 for the review of registration statements and $7,405 for tax services.

        The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence.

        From the 2001 members of the Audit Committee of the Company:

Thomas L. Gutshall Peter Barton Hutt Barbara J. McNeil, M.D., Ph.D.

Performance Measurement Comparison(3)

(3)
This section is not "soliciting material," is not deemed "filed" with the Securities and Exchange and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

        The following graph and table show the total stockholder return of an investment of $100 in cash since the close of the market on December 31, 1996 through December 31, 2001 for (i) the Company's common stock, (ii) the Nasdaq Stock Market (U.S.) Index and (iii) the Nasdaq Biotechnology Index. All values assume reinvestment of the full amount of all dividends, although dividends have not been declared on the Company's common stock.

Measurement Period	CV Therapeutics, Inc.	Nasdaq	Nasdaq Biotechnology
December 31, 1996	100	100	100
December 31, 1997	138.89	122.48	99.93
December 31, 1998	70.37	172.68	144.18
December 31, 1999	386.12	320.89	290.72
December 31, 2000	1048.15	193.01	357.52
December 31, 2001	770.67	153.15	299.62

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans

        The Company has provided Louis G. Lange, M.D., Ph.D., Chairman of the Board and Chief Executive Officer, with several loans. In August 1992, the Company provided a loan in the principal amount of $500,000, at an annual interest rate of seven percent (7.0%), pursuant to a promissory note secured by a deed of trust on Dr. Lange's residence (the "1992 Note"). In June 1993, the Company provided a loan in the principal amount of $25,000, at an annual interest rate of five and thirty-three one-hundredths (5.33%), pursuant to a promissory note secured by a stock pledge of 2,500 shares of common stock of the Company held by Dr. Lange (the "1993 Note"). In June 1995, in connection with the exercise of an option to purchase common stock, the Company provided a loan in the principal amount of $37,500, at an annual interest rate of seven and thirty-one one-hundredths (7.31%), pursuant to a promissory note secured by a pledge of 15,000 shares of common stock of the Company held by Dr. Lange (the "1995 Note"). In August 1996, the Company provided a loan to Dr. Lange in the principal amount of $25,000, at an annual interest rate of six and eighty-four one-hundredths (6.84%), pursuant to a promissory note secured by a pledge of 2,500 shares of common stock of the Company held by Dr. Lange (the "1996 Note").

        In September 1996, the Company amended all four (4) notes. Under the terms of each amended note, the loans bear interest at the rate of six and fifty-three one-hundredths (6.53%) compounded semi-annually. As then amended, the outstanding principal amount was due on the earliest of December 31, 2001, the termination of employment or a change in control. At the same time, the Company forgave all interest due on the four loans as of December 31, 1995 ($92,880). In addition, the Company has paid Dr. Lange the following amounts for mortgage assistance: $50,000 in 1997, $40,000 in 1998, $30,000 in 1999, $20,000 in 2000 and $10,000 in 2001. The forgiveness of the accrued interest on the notes to Dr. Lange was accounted for as compensation expense in the period in which the interest was deemed to have been forgiven.

        In February 1999, the Compensation Committee approved the forgiveness of one-half (1/2) of the $350,000 remaining balance of the 1992 Note, or $175,000, over a four (4)-year period beginning on February 19, 2000, with $43,750 to be forgiven per year at the end of each 12-month period. The outstanding principal amount is now due on the earliest of February 19, 2003, the termination of employment or a change in control. Under the terms of an Amended and Restated Stock Pledge Agreement, the 1993 Note, 1995 Note and 1996 Note were secured by a stock pledge of 13,750 shares of common stock of the Company held by Dr. Lange. In January 2000, the Company approved the forgiveness of the 1993 Note and the 1996 Note, for a total of $50,000. This amount, together with the February 2000 installment of $43,750 forgiveness on the 1992 Note, resulted in an aggregate total of $93,750 in loan forgiveness in the fiscal year ended December 31, 2000. In October 2000, Dr. Lange paid off the remaining $37,500 balance owed on the 1995 Note, and in December 2000, Dr. Lange repaid $175,000 of the 1992 Note, for aggregate total repayments of $212,500 in the fiscal year ended December 31, 2000.

        In February 2001, the Company forgave the next installment of $43,750 under the 1992 Note, for a total of $43,750 in loan forgiveness for the fiscal year ended December 31, 2001. In February 2002, the Company forgave the second-to-last installment of $43,750 under the 1992 Note, leaving a remaining balance of $43,750 on the 1992 Note. The forgiveness of the notes to Dr. Lange is accounted for as compensation expense in the period in which the note is deemed to have been forgiven.

        The largest aggregate principal amount outstanding on the one (1) remaining note in 2001 was $131,250. As of February 28, 2002, an aggregate principal amount of $43,750 remained outstanding on the one (1) remaining note.

        In November 1998, the Board approved, and in December 1998 the Company made, a loan to Brent K. Blackburn, Ph.D., who has served as Senior Vice President, Drug Development and Pre-Clinical Development since January 2002, as Vice President, Drug Development and Pre-Clinical Research from June 2000 until January 2002, and as Vice President, Developmental Research from October 1997 until June 2000, in the principal amount of $40,000 at an annual interest rate of four and fifty-two one-hundredths (4.52%), pursuant to a promissory note secured by deed of trust on Mr. Blackburn's residence. The outstanding principal amount and all accrued but unpaid interest are due on the earlier of December 31, 2003 or the termination of employment. The Company will annually forgive twenty percent (20%) of the principal. The largest aggregate principal amount outstanding on the note in 2001 was $32,000. As of February 28, 2002, an aggregate principal amount of $16,000 remained outstanding.

        In November 1998 the Board approved, and in January 1999 the Company made, a loan to Daniel K. Spiegelman, who has served as the Chief Financial Officer and Senior Vice President since 1999 and as the Chief Financial Officer and Vice President from January 1998 to September 1999, in the principal amount of $50,000 at an annual interest rate of four and sixty-four one-hundredths (4.64%), pursuant to a promissory note secured by deed of trust on Mr. Spiegelman's residence. The outstanding principal amount and all accrued but unpaid interest are due on the earlier of December 31, 2003 or the termination of employment. The Company will annually forgive twenty percent (20%) of the principal. The largest aggregate principal amount outstanding on the note in 2001 was $40,000. As of February 28, 2002, an aggregate principal amount of $20,000 remained outstanding.

        In October 1999, the Board approved, and in February 2000 the Company made, a loan to David C. McCaleb, who has served as the Vice President, Marketing since October 1999, in the principal amount of $100,000 at an annual interest rate of six and twenty-one one-hundredths (6.21%), pursuant to a promissory note secured by deed of trust on Mr. McCaleb's residence. The outstanding principal amount and all accrued but unpaid interest are due on the earlier of December 31, 2005 or the termination of employment. The Company will annually forgive twenty percent (20%) of the principal. The largest aggregate principal amount outstanding on the note in 2001 was $100,000. As of February 28, 2002, an aggregate principal amount of $60,000 remained outstanding.

Executive Severance Benefits Agreements

        The Company has entered into executive severance benefits agreements with each of Dr. Lange, Dr. Blackburn, Mr. Spiegelman, Dr. Wolff and Dr. Lawn in February 1999, with Mr. McCaleb in October 1999 and with Ms. Suvari in August 2000. Under each of these agreements, if the executive's employment with the Company is terminated without cause or the executive is constructively terminated within thirteen (13) months following a change of control of the Company, the executive is entitled to receive the following severance, subject to the terms of the agreement: the continued payment of the executive's base salary at the time of termination for eighteen (18) months following the termination, a payment equal to one hundred and fifty percent (150%) of the executive's annual bonus in the year preceding termination, continued health benefits for eighteen (18) months following termination and immediate vesting of all options held by the executive at the time of termination.

Ernst & Young LLP

        Kenneth B. Lee, Jr., who was appointed to the Board and the Audit Committee in January 2002, was a partner at Ernst & Young LLP until December 31, 2001. Ernst & Young LLP has audited the Company's financial statements since its inception and has been selected by the Board as the Company's independent auditors for the fiscal year ending December 31, 2002. While at Ernst & Young LLP, Mr. Lee was the partner in charge of auditing the Company's financial statements prior to 1995. Prior to appointing Mr. Lee to the Board and to the Audit Committee, the Board determined that Mr. Lee's prior relationship with Ernst & Young LLP would not hinder their respective independence or ability to act in the best interests of the Company and its stockholders, Mr. Lee's ability to serve on the Board and the Audit Committee, or Ernst & Young LLP's ability to serve as the Company's independent accountants.

Quintiles Transnational Corp.

        In May 1999, the Company entered into a sales and marketing services agreement with Innovex, Inc., a subsidiary of Quintiles Transnational Corp. Under this agreement, if ranolazine is approved for sale in the United States by the United States Food and Drug Administration ("FDA"), Innovex will provide a dedicated sales force for ranolazine and assist in funding marketing expenses for up to five (5) years after launch. The Company will receive one hundred percent (100%) of the revenues from sales of ranolazine and will pay Innovex a share of those revenues.

        The agreement calls for Innovex to conduct pre-launch activities, hire and train a dedicated cardiology sales force to launch and promote ranolazine, and provide post-launch marketing and sales services. To fund pre-launch activities, Quintiles will provide the Company with a $10,000,000 credit facility at the time the Company files a New Drug Application ("NDA") with the FDA for approval of ranolazine. The Company is required to spend a minimum of $10,000,000 on ranolazine pre-launch marketing activities so long as Quintiles provides advances under the credit facility. Upon FDA approval of the NDA, Quintiles will make a $10,000,000 milestone payment to the Company, which the Company is obligated to use to repay any amounts outstanding under the credit facility. Should the Company file for FDA approval and draw down the credit facility, but never receive FDA approval, it is obligated to repay the loan within ten (10) years of the date it received the loan.

        Innovex has agreed to provide services for at least three (3) years after launch and to provide services in years four (4) and five (5) after launch if minimum sales levels are met. The agreement also specifies the minimum number of sales representatives and the minimum level of dollars to be spent on marketing by Innovex during the first two (2) years of the contract, regardless of sales levels. The minimum size of the sales force and the marketing expenses in year three (3) or any subsequent year must be maintained by Innovex as long as minimum sales levels are met.

        In exchange for providing these sales and marketing services, Innovex will receive a fee that will not exceed up to thirty three percent (33%) of revenues from sales of ranolazine in the first two (2) years of sales, up to thirty percent (30%) of revenues for the third (3rd) year and up to twenty five percent (25%) of revenues in the fourth (4th) and fifth (5th) years. Also, in exchange for giving the Company the option to retain this trained sales force at the end of the contract, Innovex will receive a royalty on sales of seven percent (7%) in the sixth (6th) year and four percent (4%) in the seventh (7th) year after launch.

        In connection with the agreement, Quintiles purchased 1,043,705 shares of the Company's common stock for a total purchase price of $5,000,000.

        The Company or Innovex may terminate the agreement in the event of material uncured breach, bankruptcy or insolvency, the Company's decision not to file an NDA with the FDA for ranolazine or to terminate development of the product, notice from the FDA that it will not approve the product for marketing, or failure to achieve minimum sales levels. In addition, the Company or Innovex may terminate the agreement (subject to notice and response provisions) if product launch will not occur by a specified date. The agreement will terminate automatically if the Company no longer retains its license rights to ranolazine.

OTHER MATTERS

        The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Alan C. Mendelson Secretary

        April 23, 2002

COMPANY #
CONTROL #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK *** EASY *** IMMEDIATE

  •
  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 11:00 a.m. (CST) on June 6, 2002.

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  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

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  Follow the simple instructions the Voice provides you.

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  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to CV Therapeutics, Inc., c/o Shareowner Services,SM P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

\*/ Please detach here \*/

The Board of Directors recommends a vote FOR the election of all nominees listed in Proposal 1 and a vote FOR Proposals 2, 3 and 4.

1.
To elect three (3) directors of the Company, each to serve until the 2005 Annual Meeting of Stockholders and until his or her successor has been elected and qualified or until his or her earlier resignation or removal.

  Nominees:    01 Santo J. Costa    02 John Groom    03 Barbara J. McNeil

☐ Vote FOR all nominees listed (except as marked)	☐ Vote WITHHELD from all nominees listed
Instruction:	To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) in the box provided to the right. [ ]
2.
Approval of the amendment to the Company's 2000 Equity Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance under such plan by 950,000 shares (from 1,500,000 shares to 2,450,000 shares).
☐ FOR	☐ AGAINST	☐ ABSTAIN
3.
Approval of the amendment to the Company's Non-Employee Directors' Stock Option Plan to increase the aggregate number of shares of common stock authorized for issuance under such plan by 150,000 shares (from 400,000 shares to 550,000 shares).
☐ FOR	☐ AGAINST	☐ ABSTAIN
4.
The ratification of the selection of Ernst & Young LLP as the independent auditors of the Company for its fiscal year ending December 31, 2002.
☐ FOR	☐ AGAINST	☐ ABSTAIN
5.
To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW. ☐

Signature(s) in Box
Please sign exactly as your name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

CV THERAPEUTICS, INC.
ANNUAL MEETING OF STOCKHOLDERS
Friday, June 7, 2002
9:00 a.m.
3172 Porter Drive
Palo Alto, California

CV THERAPEUTICS, INC.	PROXY

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2002

The undersigned hereby appoints Louis G. Lange, M.D., Ph. D. and Daniel K. Speigelman, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to represent and to vote all shares of stock of CV Therapeutics, Inc. (the "Company"), which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 3172 Porter Drive, Palo Alto, California on Friday, June 7, 2002, at 9:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN PROPOSAL 1 AND FOR APPROVAL OF PROPOSALS 2, 3 AND 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

See reverse for voting instructions.

QuickLinks

PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 APPROVAL OF THE AMENDMENT TO THE 2000 EQUITY INCENTIVE PLAN TO INCREASE THE SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER
PROPOSAL 3 APPROVAL OF THE AMENDMENT TO THE NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN TO INCREASE THE SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER
PROPOSAL 4 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
TRANSACTION OF OTHER BUSINESS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
MANAGEMENT
EXECUTIVE COMPENSATION
Summary Compensation Table
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION(1)
REPORT OF THE AUDIT COMMITTEE(2)
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS